Exhibit 10.1

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	WELLS FARGO BANK, N.A. WF INVESTMENT HOLDINGS, LLC WELLS FARGO SECURITIES, LLC 550 S. Tryon Street Charlotte, North Carolina 28202

May 10, 2016

Project Nickel

Amended and Restated Commitment Letter

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, Minnesota  55344

Attention:  Andy Cebulla, Treasurer

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”),  Wells Fargo Bank, N.A. (“Wells Fargo Bank”), WF Investment Holdings, LLC (“WFIH”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), U.S. Bank National Association (“U.S. Bank”), HSBC Bank USA, N.A. (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSBC Securities”; JPMorgan, Wells Fargo Bank, WFIH, U.S. Bank and HSBC Bank are collectively referred to herein as the “Commitment Lenders”; JPMorgan, Wells Fargo Bank, WFIH, Wells Fargo Securities, U.S. Bank, HSBC Bank and HSBC Securities are collectively referred to herein as the “Commitment Parties” or “us” or “we”) that MTS Systems Corporation, a Minnesota corporation (“you” or the “Company”), intends to enter into the transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transactions”).  Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

1.              Commitments

In connection with the Transactions, (a) JPMorgan is pleased to advise you of its several, and not joint, commitment to provide (i) $35.0 million of the aggregate amount of the Revolving Credit Facility, (ii) 60% of the aggregate amount of the Term Loan Facility and (iii) 60% of the aggregate amount of the Bridge Facility, (b) Wells Fargo Bank is pleased to advise you of its several, and not joint, commitment to provide (i) $25.0 million of the aggregate amount of the Revolving Credit Facility and (ii) 20% of the aggregate amount of the Term Loan Facility, (c) WFIH is pleased to advise you of its several, and not joint, commitment to provide 20% of the aggregate amount of the Bridge Facility, (d) U.S. Bank is pleased to advise you of its several, and not joint, commitment to provide (i) $20.0 million of the aggregate amount of the Revolving Credit Facility, (ii) 10% of the aggregate amount of the Term Loan Facility and (iii) 10% of the aggregate amount of the Bridge Facility and (e) HSBC Bank is pleased to advise you of its several, and not joint, commitment to provide (i) $20.0 million of the aggregate amount of the Revolving Credit Facility, (ii) 10% of the aggregate amount of the Term Loan Facility and (iii) 10% of the aggregate amount of the Bridge Facility, in each case, upon the terms and conditions set forth in this letter and Exhibits B, C and D hereto (the Summary of Terms and Conditions set forth on each of Exhibits B and C hereto are collectively referred to herein as the “Term Sheets”).

2.              Titles and Roles

It is agreed that:

(a) (i) JPMorgan and Wells Fargo Securities will act as joint lead arrangers and joint bookrunners for the Senior Secured Facilities (acting in such capacities, the “Senior Lead Arrangers”) and for any increase in the amount of the Senior Secured Facilities, (ii) Wells Fargo Bank will act as syndication agent for the Senior Secured Facilities, (iii) U.S. Bank and HSBC Bank will act as co-documentation agents for the Senior Secured Facilities and (iv) JPMorgan will act as sole administrative agent for the Senior Secured Facilities; and

(b) (i) JPMorgan and Wells Fargo Securities will act as joint lead arrangers and joint bookrunners for the Bridge Facility (acting in such capacities, the “Bridge Lead Arrangers” and, together with the Senior Lead Arrangers, the “Lead Arrangers”), (ii) Wells Fargo Bank will act as syndication agent for the Bridge Facility, (iii) U.S. Bank and HSBC Bank will act as co-documentation agents for the Bridge Facility and (iv) JPMorgan will act as sole administrative agent for the Bridge Facility.

It is further agreed that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Credit Facilities and Wells Fargo Securities will have placement to the immediate right of JPMorgan in any marketing materials or other documentation used in connection with the Credit Facilities.

Notwithstanding the foregoing, the Company agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC.

You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners,  managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letters referred to below) will be paid in connection with the Credit Facilities (or any such increase in the amount of the Senior Secured Facilities) unless you and we shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Credit Facilities than the Commitment Parties).

3.              Syndication

The Lead Arrangers intend to syndicate the Credit Facilities to a group of banks, financial institutions and other institutional lenders identified by them in consultation with you (such banks, financial institutions and other institutional lenders, together with the Commitment Lenders, the “Lenders”); provided that (a) the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of the Credit Facilities, to any Disqualified Lenders (as defined below), (b) solely with respect to the Revolving Credit Facility, the Lead Arrangers will not syndicate or offer the opportunity to acquire a commitment or provide any portion of such facility, to any bank, financial institution or other institutional lender unless such bank, financial institution or other institutional lender is reasonably approved by you (such approval not to be unreasonably withheld, delayed or conditioned) and (c) notwithstanding the Lead Arrangers’ right to syndicate the Credit Facilities and receive commitments with respect thereto, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Credit Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation by any Commitment Party shall become effective as between you and such Commitment Party with respect to all or any portion of such Commitment Party’s commitments in respect of the Credit

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Facilities until after the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.  For purposes of this Commitment Letter, the term “Disqualified Lender” shall mean (x) any entity separately identified in writing (i)  prior to the Signing Date (as defined below) on the “Disqualified Lender” list provided by you to us or (ii) after the Signing Date in a supplement to the “Disqualified Lender” list provided the addition of such entity to such list is reasonably acceptable to the Lead Arrangers, (y) any entity reasonably determined by the Company to be a competitor of the Company, the Target or any of their respective Subsidiaries (each, a “Competitor”), in each case that is identified by name in writing on the “Disqualified Lender” list or in a supplement to the “Disqualified Lender” list provided to the Lead Arrangers from time to time after the Signing Date and (z) in the case of the foregoing clauses (x) and (y), any affiliate of such entity, which affiliate is either (i) clearly identifiable as such based solely on the similarity of its name and is not a bona fide debt investment fund or (ii) identified as an affiliate in writing after the Signing Date in a written supplement to the “Disqualified Lender” list and is not a bona fide debt investment fund; provided that any supplement to the “Disqualified Lender” list shall become effective three (3) business days after delivery to the Lead Arrangers, but which supplement shall not apply retroactively to disqualify any entities that have previously acquired a commitment or a participation in the Credit Facilities in accordance with the terms of this Commitment Letter or the Credit Documentation; provided, further that, no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date.

The Lead Arrangers intend to commence syndication efforts promptly, and, until the earlier to occur of (x) the date that is 60 days following the Closing Date and (y) a Successful Syndication (as defined in the Arranger Fee Letter) (such earlier date, the “Syndication Date”), you agree actively to assist (and, to the extent not in contravention of the Merger Agreement, to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist) the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers and you.  Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships, (B) direct contact between appropriate members of your senior management and advisors and the proposed Lenders (and, to the extent not in contravention of the Merger Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Lenders), in all such cases at times and locations to be mutually agreed upon, (C) your preparing and providing to the Lead Arrangers (and, to the extent not in contravention of the Merger Agreement, using commercially reasonable efforts to cause the Target to prepare and provide) all customary information with respect to you and your subsidiaries and the Target and its subsidiaries and the Transactions, including all customary financial information and Projections (as defined below), as any Lead Arranger may reasonably request in connection with the arrangement and syndication of the Credit Facilities and your assistance (and, to the extent not in contravention of the Merger Agreement, using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda or lender slides (each, a “Confidential Information Memorandum”) and other customary marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) prior to the launch of the syndication, using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating in respect of the Company from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for each of the Senior Secured Facilities and the Senior Notes from each of S&P and Moody’s, (E) your hosting, with the Lead Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed (and, to the extent not in contravention of the Merger Agreement, using your commercially reasonable efforts to cause the senior management of the Target to be available for such meetings) and (F) your ensuring that, prior to the Syndication Date, there is no competing offering, placement, arrangement

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or syndication of any debt securities (other than as contemplated in the Fee Letters) or bank financing or other credit facilities (other than the Credit Facilities or any Permitted Surviving Debt (as defined below)) or announcement thereof by or on behalf of you and your subsidiaries that could reasonably be expected to materially impair our syndication of the Credit Facilities and your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities or bank financing or other credit facilities or announcement thereof by or on behalf of the Target and its subsidiaries (other than the Credit Facilities or any Permitted Surviving Debt), in all cases under this clause (F), if such offering, placement, arrangement or syndication could reasonably be expected to materially impair our syndication of the Credit Facilities.  For purposes of this Commitment Letter and the Credit Documentation, the term “Permitted Surviving Debt” shall mean (i) purchase money indebtedness, capital leases and equipment financings of the Target and its Subsidiaries that will remain outstanding following the Closing Date, (ii) intercompany indebtedness among the Target and its subsidiaries, (iii) other ordinary course working capital facilities of the Target and its subsidiaries that will be repaid in full and terminated on or prior to the Closing Date, (iv) any indebtedness specifically contemplated by the Merger Agreement to remain outstanding following the Closing Date and (v) other customary indebtedness that is permitted to be outstanding by the terms of the Credit Documentation or is otherwise reasonably agreed by you and the Commitment Parties to remain outstanding following the Closing Date.

Upon the reasonable request of the Lead Arrangers, you will furnish, and to the extent not in contravention of the Merger Agreement, use your commercially reasonable efforts to cause the Target to furnish, for no fee, to the Lead Arrangers an electronic version of your and your subsidiaries’ and the Target’s and its subsidiaries’ trademarks, service marks and corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Credit Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and may not be assigned or transferred.  You hereby authorize the Lead Arrangers to download copies of the Company’s trademark logos from its website and post copies thereof on the IntraLinks site, SyndTrak site or similar workspace established by JPMorgan to syndicate the Credit Facilities and use the logos on any Confidential Information Memorandum, presentations and other marketing materials prepared in connection with the syndication of the Credit Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld, delayed or conditioned) that the Lead Arrangers may place after the closing of any of the Credit Facilities in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder.  Without limiting your obligations to assist with syndication efforts as set forth in this paragraph, we agree that (except for purposes of determining whether a Successful Syndication has been achieved under the market flex provisions of the Arranger Fee Letter) we will not be released from our commitment hereunder in connection with any syndication or assignment to any Lender unless (A) (i) you have consented to such syndication or assignment in writing (such consent not to be unreasonably withheld, delayed or conditioned) and (ii) any such Lender has entered into customary amendment, restatement or joinder documentation (in form and substance reasonably satisfactory to JPMorgan and you) with respect to this Commitment Letter committing to provide a portion of the Credit Facilities (in which case our commitments hereunder shall be reduced at such time by an amount equal to the commitment assumed by such Lender) or (B) such Lender shall have entered into the applicable Credit Documentation and funded the portion of the Credit Facilities required to be funded by it on the Closing Date.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein shall not constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date and it is understood that the Commitment Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date.

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The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders, in all cases, subject to the provisions hereof with respect to Disqualified Lenders.  You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall any Commitment Party be subject to any fiduciary or other implied duties in connection with the transactions contemplated hereby.

At the request of the Lead Arrangers, you agree to assist in the preparation of a version of each Confidential Information Memorandum or other Information Material (a “Public Version”) consisting exclusively of information with respect to you, your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries, any of your or their respective securities or the Acquisition for purposes of United States federal and state securities laws (such information, “Non-MNPI”).  Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”).  You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) drafts and final definitive documentation with respect to the Credit Facilities, (b) marketing term sheets and administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda), and (c) notifications of changes in the terms of the Credit Facilities may be distributed to Public Side Lenders. You acknowledge that any Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (E) of the third preceding paragraph; provided that, such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Credit Facilities has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Credit Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof or other Public Information, representing that it only contains Non-MNPI. Each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and us with respect to any use thereof and of any related Information Materials by the recipients thereof.

For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding on you or your affiliates; provided that, at the reasonable request of any Lead Arranger, you shall use commercially reasonable efforts to obtain the relevant consents under such obligations of confidentiality to allow for the provision of such information.

4.              Information

You hereby represent and warrant that (with respect to any information relating to the Target and its subsidiaries, to your knowledge) (a) all written information (including all Information Materials), other than the Projections, other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature (the “Information”), that has been or will be made

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available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby, when taken as a whole, after giving effect to all supplements and updates thereto provided through the date furnished, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole and after giving effect to all supplements and updates thereto provided through the date furnished) and (b) the financial projections and other forward-looking information (the “Projections”) that have been or will be made available to us by you or, at your direction, by any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) the Projections are subject to significant uncertainties and contingencies and no assurance can be given that the projected results will be realized).  You agree that if, at any time prior to the later of (x) Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the information and Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, to the extent not in contravention of the Merger Agreement, will use commercially reasonable efforts to) promptly supplement, or cause to be supplemented, the Information and the Projections so that (with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge) such representations will be correct in all material respects under those circumstances.  You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

5.              Fees

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Amended and Restated Arranger Fee Letter (the “Arranger Fee Letter”) and the Amended and Restated Administrative Agent Fee Letter (the “Administrative Agent Fee Letter”), in each case dated the date hereof and delivered herewith (the “Fee Letters” and each a “Fee Letter”) on the terms and subject to the conditions set forth therein.

6.              Conditions

The Commitment Parties’ commitments and agreements hereunder are subject solely to the satisfaction (or waiver by the Commitment Parties) of solely the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “CERTAIN CONDITIONS — Initial Conditions” and in Exhibit C under the heading “CERTAIN CONDITIONS — Conditions Precedent”.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the definitive documentation for the Credit Facilities (the “Credit Documentation”) to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Credit Facilities on the Closing Date shall be (i) such of the representations made by or on behalf of the Target in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or any of your affiliates’) obligations to close the Acquisition under the Merger Agreement or you (or any of your affiliates) have the right  to terminate your (or any of your affiliates’) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement

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Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth in this Section 6, in Exhibit D, in Exhibit B under the heading “CERTAIN CONDITIONS — Initial Conditions” and in Exhibit C under the heading “CERTAIN CONDITIONS — Initial Conditions”, in each case, limited on the Closing Date as indicated therein, are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheets is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or (ii) in the equity interests, if any, of the Target or the wholly owned material subsidiaries of the Target (to the extent required by the Term Sheets (provided that such equity securities will be required to be delivered on the Closing Date only to the extent received from the Company after your use of commercially reasonable efforts to do so)) with respect to which a lien may be perfected by the delivery of an equity certificate) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Credit Facilities on the Closing Date, but may instead be provided after the Closing Date pursuant to arrangements to be mutually agreed by the Administrative Agent and the Company).  For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Term Sheets relating to corporate or other organizational existence, organizational power and authority of the Company and the Guarantors to enter into and perform the Credit Documentation, due authorization, execution and delivery by the Company and the Guarantors of, performance of, and enforceability against the Company and the Guarantors of, the Credit Documentation, effectiveness, validity and perfection of first priority (subject to permitted liens) liens under the security documents (subject to the limitations set forth in the preceding sentence), no conflicts of the Credit Documentation with the organizational documents of the Company and the Guarantors, use of proceeds not violating margin regulations, anti-corruption laws, sanctions and the PATRIOT Act, Investment Company Act, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit D), Federal Reserve margin regulations and anti-corruption laws and sanctions.  Notwithstanding anything in this Commitment Letter or the Fee Letters to the contrary, the only conditions to availability and initial funding of the Credit Facilities on the Closing Date are set forth in this Section 6, in Exhibit B under the heading “CERTAIN CONDITIONS — Initial Conditions” and in Exhibit C under the heading “CERTAIN CONDITIONS — Initial Conditions”, in each case, limited on the Closing Date as indicated therein.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

7.              Indemnification and Expenses

You agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and their respective directors, officers, employees, advisors, affiliates, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject, to the extent arising out of or in connection with this Commitment Letter, the Fee Letters, the Credit Facilities, the use of the proceeds thereof or the Acquisition and the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (each a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole, and, solely in

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the case of a conflict of interest, where the indemnified person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, another firm of counsel for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have arisen from (i) the willful misconduct, bad faith or gross negligence of such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties (as defined below) or their successors (as determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) a material breach by such indemnified person or any of such indemnified person’s affiliates or any of its or their respective Controlled Related Parties of any of its or their respective obligations under this Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction pursuant to a claim initiated by you), including the Commitment Lenders’ obligations to fund the Credit Facilities on the Closing Date if so required in accordance with the provisions of this Commitment Letter or (iii) disputes solely between and among indemnified persons not arising from any act or omission of the Company or any of its affiliates (other than claims against an indemnified person acting in its capacity as an agent or arranger or similar role under the Credit Facilities), and (b) regardless of whether the Closing Date occurs, to reimburse the Commitment Parties and their respective affiliates from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, expenses of the Commitment Parties’ consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single counsel to the Commitment Parties and of a single local counsel to the Commitment Parties in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the Credit Documentation) or the administration, amendment, modification, waiver or enforcement thereof.  It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person).  No indemnified person shall be liable for any damages directly or indirectly arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, Intralinks, the internet, email or similar electronic transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such indemnified person (or any of its Controlled Related Parties).  None of the indemnified persons or you, the Target or any of your or their respective affiliates or the respective directors, officers, employees, advisors, agents or other representative of the foregoing or any successor or assign of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Credit Facilities or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 7.  The foregoing provisions in this Section 7 shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Credit Documentation upon execution thereof and thereafter shall have no further force and effect.  As used above, a “Controlled Related Party” of any person or entity means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, advisors and representatives of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person,

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controlled affiliate, director, officer or employee involved in the structuring, arrangement, negotiation or syndication of this Commitment Letter and the Credit Facilities.

8.              Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise.  You further acknowledge that each Commitment Party (or an affiliate) is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services and such person may from time to time provide investment banking and other financial services to, and effect transactions for, its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Target, your or the Target’s respective affiliates, of other companies that may be the subject of the transactions contemplated by this Commitment Letter and of other companies with which you may have commercial or other relationships.  You further acknowledge that no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate (including the Credit Documentation).  With respect to any securities and/or financial instruments so held by any Commitment Party (or an affiliate) or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.  In addition, neither any Commitment Party nor any of its respective affiliates will use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons and neither any Commitment Party nor any of its affiliates will furnish any such information to any of its other customers.  You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons.

The Commitment Parties may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and subject to the confidentiality obligations, of the Commitment Parties hereunder.

Each Commitment Party is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Credit Facilities (including in connection with determining the terms of the Credit Facilities) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.  The Company agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. The Company acknowledges and agrees that no Commitment Party is advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to the Company with respect thereto.  Any review by any Commitment Party of the Company, the Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and its affiliates, and shall not be on behalf of the Company. It is understood that this paragraph shall not apply to or modify or otherwise affect any

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arrangement with any financial advisor separately retained by you or any of your affiliates in connection with the Acquisition, in its capacity as such.

9.              Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors and those of the Target and its subsidiaries and the Target itself, in each case on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Target or its officers, directors, employees, attorneys, accountants, agents or advisors shall be redacted as to the amount of fees and other economic terms of the market flex provisions in a customary manner, unless the Commitment Parties party thereto shall otherwise agree), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case you agree, to the extent not prohibited by applicable law, to inform us promptly in advance thereof), (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof, other than the aggregate fee amount contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Credit Facilities or in any public or regulatory filing requirement (including any filing requirement of the Securities and Exchange Commission) relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation)) may be disclosed in any prospectus or offering memoranda relating to the Senior Notes in any syndication or other marketing material in connection with the Credit Facilities or in connection with any public filing requirement, (d) the Term Sheets may be disclosed to Lenders and potential Lenders and to any rating agency in connection with the Acquisition and the Credit Facilities, and (e) with the Commitment Parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing restrictions shall cease to apply in respect to the existence and contents of this Commitment Letter (but not in respect of the Fee Letters and their terms and substance) after this Commitment Letter has been accepted by you.

The Commitment Parties shall use all nonpublic information received by them in connection with the Acquisition and the related transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants (and such actual or prospective Lenders or participants shall also be permitted to receive the “Disqualified Lender” list and supplements thereto), (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party agrees, to the extent not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or regulation)), (e) to the employees, officers, directors, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential on terms that are substantially identical to the terms set forth herein (provided that such Commitment Party shall be responsible for the compliance of its affiliates and

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Representatives with the provisions of this paragraph), (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential on terms that are substantially identical to the terms set forth herein, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter or breach by any other party of any confidentiality obligation known by such Commitment Party to exist in favor of you, the Target or your or its affiliates, (h) for purposes of establishing a “due diligence” defense, (i) to the extent that such information is received by such Commitment Party from a third party that is not known by such Commitment Party to be subject to confidentiality obligations to you or your affiliates, (j) to enforce its respective rights hereunder or under the Fee Letters or (k) to the extent such information was independently developed by such Commitment Party without reliance on confidential information; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on terms that are substantially identical to the terms set forth herein and in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information.  Each Commitment Party’s obligations under this paragraph shall remain in effect until the earlier of (x) the date that is two years from the Signing Date and (y) the date the Credit Documentation becomes effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery thereof.

10.       Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed) (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.  The Commitment Parties reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates may agree in their sole discretion, but subject in all respects to the terms of this Commitment Letter.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto.  This Commitment Letter and any claim, controversy or dispute (whether arising in contract, equity, tort or otherwise) arising under or related to this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder.  You and we agree that service of any process, summons, notice or document by registered mail addressed to

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you or us shall be effective service of process for any suit, action or proceeding brought in any such court.  You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum or otherwise based on lack of personal jurisdiction or improper venue.  YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it and each of the Lenders is required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and each of the Lenders to identify the Company and its subsidiaries in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.

The indemnification, fee, expense, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty, syndication and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including as to the provision of Information and representations with respect thereto) and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Credit Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Credit Documentation has comparable provisions with comparable coverage.  You may terminate this Commitment Letter and the Commitment Lenders’ commitments hereunder in full (but not in part) at any time subject to the provisions of the preceding sentence.

This Commitment Letter amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”), dated April 5, 2016 (the “Signing Date”), between you and JPMorgan, and such Original Commitment Letter shall be of no further force or effect.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on May 10, 2016.  The Commitment Parties’ commitments and agreements hereunder, will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.  This Commitment Letter and the commitments hereunder shall automatically terminate if the initial funding under the Credit Facilities does not occur on or before the Expiration Date, unless we shall, in our discretion, agree in writing to an extension.  “Expiration Date” means the earliest of (i) 5:00 p.m., New York City time, on October 2, 2016, (ii) the closing of the Acquisition with or without the use of the Credit Facilities, (iii) the public announcement of the abandonment of the Acquisition by you (or any of your affiliates) and (iv) the termination of the Merger Agreement prior to closing of the Acquisition or the termination of your (or any of your affiliates’) obligations under the Merger Agreement to consummate the Acquisition in accordance with the terms thereof.

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[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Krys Szremski
Name: Krys Szremski
Title: Executive Director

Signature Page to

Amended and Restated Commitment Letter

WELLS FARGO BANK, N.A.

By:	/s/ Sharlyn Rekenthaler
Name: Sharlyn Rekenthaler
Title: Vice President

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

Signature Page to

Amended and Restated Commitment Letter

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Andrew Beckman
Name: Andrew Beckman
Title: Vice President

Signature Page to

Amended and Restated Commitment Letter

HSBC BANK USA, N.A.

By:	/s/ Brett Matkins
Name: Brett Matkins
Title: Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Brett Matkins
Name: Brett Matkins
Title: Managing Director

Signature Page to

Amended and Restated Commitment Letter

Accepted and agreed to as of
the date first written above by:

MTS SYSTEMS CORPORATION

By:	/s/ Jeffrey P. Oldenkamp
Name: Jeffrey P. Oldenkamp
Title: Senior Vice President and Chief Financial Officer

Signature Page to

Amended and Restated Commitment Letter

Exhibit A

PROJECT NICKEL
TRANSACTION SUMMARY

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B, C and D thereto.

MTS Systems Corporation (the “Company”) intends to acquire (the “Acquisition”) all of the outstanding equity interests of a company previously identified to us as “Nickel” (the “Target”) pursuant to the Agreement and Plan of Merger, dated as of the Signing Date (together with all exhibits, schedules and disclosure letters thereto, the “Merger Agreement”), among the Company, the Target, and certain other parties.  In connection therewith, it is intended that:

(a)           The Company will (i) obtain senior secured credit facilities (the “Senior Secured Facilities”) consisting of a $100.0 million revolving credit facility and a $390.0 million term loan B facility and (ii) obtain $250.0 million in gross cash proceeds from either (x) the issuance of senior unsecured notes in a public offering or a private placement under Rule 144A or other private placement (the “Senior Notes”) and/or (y) if the Company does not, or is unable to, issue the full amount of the Senior Notes at or prior to the time the Acquisition is consummated, a senior unsecured bridge facility (“Bridge Facility”, and, together with the Senior Secured Facilities, the “Credit Facilities”) in an amount equal to $250.0 million less the gross cash proceeds from the issuance of the Senior Notes and Securities (as defined in the Arranger Fee Letter) (and, if applicable, less any gross cash proceeds from the (x) issuance of equity securities of the Company for the purpose of financing the Acquisition or paying other Transaction Costs (as defined below) and (y) funding of loans under the Term Loan Facility on the Closing Date in excess of the commitments in respect of the Term Loan Facility).

(b)           All existing indebtedness for borrowed money under the Credit Agreement, dated as of September 24, 2014 (as previously amended, the “Existing Credit Agreement”), among the Company, the foreign subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, will be refinanced or repaid in full and arrangements for the concurrent release of all related liens shall be made (the “Refinancing”).

(c)           The proceeds of the Senior Secured Facilities, the Senior Notes and the Bridge Facility (to the extent obtained), shall be applied (i) to refinance certain existing indebtedness of the Target and its subsidiaries, (ii) to pay the purchase price in connection with the Acquisition, (iii) to pay the fees, costs and expenses incurred in connection with the Transactions and (iv) to consummate the Refinancing (the amounts set forth in clauses (i) through (iv) above, collectively, the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions”.  For purposes of this Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of the satisfaction (or waiver by the Commitment Parties) of the conditions set forth in Exhibit D and the initial funding of the relevant Credit Facilities.

A-1

Exhibit B

PROJECT NICKEL

SENIOR SECURED CREDIT FACILITIES
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Senior Secured Facilities.  Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A, C and D attached thereto.

I.	Parties

Borrowers:

MTS Systems Corporation (the “Company”) and, solely in the case of the hereinafter defined Revolving Credit Facility, subject to the approval of each of the Lenders and the Administrative Agent, one or more designated foreign subsidiaries (the “Foreign Borrowers” and collectively with the Company, the “Borrowers”).

Guarantors:

Subject to exceptions substantially consistent with those in the Existing Credit Agreement, the Company (with respect to any other Borrower) and the Company’s material direct and indirect subsidiaries (consistent with the standards in the Existing Credit Agreement) shall unconditionally guaranty all of the Borrowers’ obligations under and in connection with the Senior Secured Facilities (as defined below), and the Company and the other Guarantors shall unconditionally guarantee interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

Collateral:

The obligations of the Borrowers and the Guarantors under the Senior Secured Facilities shall be secured by (i) a first priority (subject to permitted liens) perfected security interest in and lien on the existing and future real and personal property of the Borrowers and each Guarantor and (ii) a pledge of, and a first perfected security interest in 100% of the equity interests of each of the Borrowers’ and each Guarantor’s existing and future direct, wholly owned material subsidiaries; provided that, if a pledge of 100% of the voting shares of equity interests of any material foreign subsidiary (which shall include, for this purpose, any domestic subsidiary substantially all of the assets of which consists of equity interests in CFCs (as defined below)) would give rise to a material adverse tax consequence, such pledge shall be limited to 65% of the voting equity interests of the Company’s first-tier foreign subsidiary in the relevant ownership chain. All of the collateral security described above is referred to collectively as the “Collateral”. The Collateral will also secure interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof.

Notwithstanding anything to the contrary, the Collateral shall exclude the following:

“Excluded Assets” means: (i) any fee-owned real property with a book value (as reflected in the Company’s financial statements) of less than an amount to be mutually agreed upon and all leasehold interests in real property (including that there shall be no requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act of an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable U.S. law, rule or regulation or agreements with any U.S. governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) margin stock, equity interests in any entity other than wholly owned material subsidiaries and, to the extent not requiring the consent of one or more unaffiliated third parties or prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, other material subsidiaries and joint ventures, (v) assets subject to certificates of title (including motor vehicles (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), aircraft and aircraft engines), letter of credit rights with a value of less than an amount to be mutually agreed upon (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) and commercial tort claims with a value of less than an amount to be mutually agreed upon, (vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest or similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) assets specifically requiring perfection through control, control agreements or other control arrangements (other than delivery of certificated pledged equity interests to the extent required above and material promissory notes constituting Collateral), including cash, deposit accounts, securities accounts and commodities accounts, (viii) any foreign assets (including non-U.S. intellectual property) (other than pledges of equity interests in foreign subsidiaries as contemplated above) or credit support and (ix) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

Notwithstanding the foregoing, no mortgages or mortgage instruments in respect of real property constituting Collateral shall be required to be delivered until ninety (90) days after the Closing Date (or such later date as the Administrative Agent may agree to in its reasonable discretion), it being understood and agreed that no mortgages or mortgage instruments shall be required in respect of real property located in Depew, New York until after the date on which the Town of Lancaster Industrial Development Agency provides any required consents in respect thereof, and the Company shall, to the extent requested by the Administrative Agent, use its commercially reasonable efforts to obtain any such consents. No action shall be required to be taken with respect to any Collateral located in any non-U.S. jurisdiction, and the Borrower and the Guarantors shall not be required to enter into any collateral documentation governed by or required by the laws of any non-U.S. jurisdiction in order to create or perfect any security interest in any Collateral, whether or not located in any non-U.S. jurisdiction; provided that this sentence shall not apply to pledge documentation in respect of the pledge of equity in Foreign Subsidiaries. Neither the Borrower nor any Guarantor or any of their respective affiliates or subsidiaries shall be required to enter into a collateral assignment agreement with respect to its interests in the Merger Agreement (or any related document, instrument or agreement) or any definitive acquisition documentation for any other acquisition or investment.

“CFC” means any existing or future direct or indirect subsidiary of the Company organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia, that is a controlled foreign corporation for purposes of Section 957 of the Internal Revenue Code of 1986, as amended.

	Co-Documentation Agents:	U.S. Bank National Association (“U.S. Bank”) and HSBC Bank USA, N.A. (“HSBC Bank”).

	Syndication Agent:	Wells Fargo Bank, N.A. (“Wells Fargo Bank”).

	Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”) and Wells Fargo Securities, LLC (in such capacities, the “Senior Lead Arrangers”).

	Administrative Agent:	JPMorgan (in such capacity, the “Administrative Agent”).

Lenders:

A syndicate of banks, financial institutions and other entities, including JPMorgan, Wells Fargo Bank, U.S. Bank and HSBC Bank, arranged by the Senior Lead Arrangers, but excluding any Disqualified Lender defined below (collectively, the “Lenders”).

II.	The Senior Secured Facilities

A. Revolving Credit Facility

Type and Amount of Facility:

A five-year revolving credit facility (the “Revolving Credit Facility”) in the amount of $100,000,000 (the loans thereunder, the “Revolving Credit Loans”). The entire amount of the Revolving Credit Facility shall be made available by all of the Lenders in euro, Japanese Yen, Pounds Sterling, Canadian Dollars, Swiss Francs and any other currency (x) that is a lawful currency that is readily available and freely transferable and convertible into U.S. Dollars, (y) for which a LIBOR screen is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Lenders (collectively with U.S. Dollars, “Agreed Currencies”). Up to the U.S. Dollar equivalent aggregate amount of $25,000,000 of the Revolving Credit Facility (the “Foreign Borrower Sublimit”) shall be available to the Foreign Borrowers.

Availability:

The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the fifth anniversary thereof (the “Revolving Credit Maturity Date”).

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of the U.S. Dollar equivalent of $50,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) in Agreed Currencies (subject to the Foreign Currency Sublimit) by JPMorgan and other Lenders requested by the Company that have accepted such designation and that have been approved by the Administrative Agent (collectively in such capacity, the “Issuing Lenders”), such consent not to be unreasonably withheld, delayed or conditioned. No Letter of Credit shall have an expiration date after the earlier of (a) two years after the date of issuance and (b) five business days prior to the Revolving Credit Maturity Date, provided that any

Letter of Credit may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Company (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Company does not so reimburse any Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse such Issuing Lender on a pro rata basis.

Swing Line Loans:

A portion of the Revolving Credit Facility not in excess of $15,000,000 shall be available, at the discretion of the Swing Line Lender, for swing line loans to the Company in U.S. Dollars (the “Swing Line Loans”) from JPMorgan (in such capacity, the “Swing Line Lender”) on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

Maturity:	The Revolving Credit Maturity Date.

Purpose:

The proceeds of the Revolving Credit Loans shall be used to refinance existing indebtedness and to finance the Company’s working capital needs and for general corporate purposes (including permitted share repurchases and permitted acquisitions) of the Company and its subsidiaries. Notwithstanding the foregoing, drawings on the Closing Date (exclusive of Letters of Credit usage) shall not exceed $15,000,000, solely to the extent used to finance the Transaction Costs associated with the Acquisition.

B. Term Loan Facility

Type and Amount of Facility:

A term loan B facility (the “Term Loan Facility”; and collectively with the Revolving Credit Facility, the “Senior Secured Facilities”) in the aggregate amount of up to $390,000,000 (the loans thereunder, the “Term Loans”; and collectively with the Revolving Credit Loans, the “Loans”).

Term Loan Availability:	The Term Loans shall be made available in U.S. Dollars in a single drawing on the Closing Date.

Amortization:	The Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Loan Facility.

Maturity:	The Term Loans will mature on the date that is seven years after the Closing Date (the “Term Loan Maturity Date”). The remaining aggregate principal amount of the Term Loans will be repayable on the Term Loan Maturity Date.

Purpose:	The proceeds of the Term Loans shall be used to finance the Acquisition and to pay other Transaction Costs.

C. Expansion Feature

Incremental Facilities:

The definitive documentation for the Senior Secured Facilities (the “Senior Secured Facilities Documentation”) will permit the Company to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Credit Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate total principal amount not to exceed the sum of (A) $125.0 million plus (B) an unlimited additional amount such that, in the case of this clause (B) only, after giving pro forma effect thereto, the senior secured leverage ratio (to be defined) is no greater than the senior secured leverage ratio on the Closing Date (on a pro forma basis after giving effect to the Transactions); provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect (including pro forma effect (assuming full drawing under such Incremental Facilities)) thereto, (iii) the representations and warranties in the Senior Secured Facilities Documentation shall be true and correct in all material respects (or in all respects if qualified by material adverse effect or materiality), (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date for the Term Loan Facility, (v) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Loan Facility, (vi) the interest rates applicable to any Incremental Term Facility shall be determined by the Company and the lenders of the Incremental Term Facility; provided that the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBOR/ABR floors) applicable to any Incremental Term Facility will not be more than 0.50% higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and LIBOR/ABR floors) for the existing Term Loan Facility, unless the interest rate margins with respect to the existing Term Loan Facility is increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Loan Facility minus 0.50%, (vii) each Incremental Facility shall be secured by a pari passu lien on the Collateral (as hereinafter defined) securing the Senior Secured Facilities in each case on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent and (viii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the

Revolving Credit Facility and any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that, to the extent such terms and documentation are not consistent with the Term Loan Facility (except to the extent permitted by clause (iv), (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent. The Company shall seek commitments in respect of any Incremental Facility from existing Lenders or from additional banks, financial institutions and other institutional lenders reasonably acceptable to the Administrative Agent who will become Lenders in connection therewith. The proceeds of the Incremental Facilities shall be used for general corporate purposes of the Company and its subsidiaries, including permitted acquisitions, investments and other uses not prohibited by the Senior Secured Facilities Documentation.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

Loans may be prepaid and commitments may be reduced by the Company without penalty or premium (other than as set forth below) in minimum amounts to be agreed upon, subject to the indemnification of the Lenders for “breakage costs” described below. Optional prepayments of the Term Loans shall be applied to installments thereof as directed by the Company. Optional prepayments of the Term Loans may not be reborrowed.

Any (a) voluntary prepayment of the Term Loans using proceeds of indebtedness incurred by the Company or any of its subsidiaries from a substantially concurrent incurrence of indebtedness for which the all-in yield (calculated as described under “Incremental Facilities” above) on the date of such prepayment is lower than the all-in yield on the date of such prepayment with respect to the Term Loans on the date of such prepayment and (b) repricing of the Term Loans pursuant to an amendment to the Senior Secured Facilities Documentation resulting in the all-in yield thereon on the date of such amendment being lower than the all-in yield on the date immediately prior to such amendment with respect to the Term Loans on the date immediately prior to such amendment (including any “yank-a-bank” assignment in connection with any such amendment) shall be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (b) above, of the aggregate amount of Term Loans outstanding immediately prior to such amendment) if made on or prior to the first anniversary of the Closing Date.

Mandatory Prepayments:

Revolving Credit Loans will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder and if such exposure in respect of the Foreign Borrowers exceeds the Foreign Borrower Sublimit; provided that if such excess is caused by fluctuations in foreign currency exchange rates, (i) no such prepayment will be required to the extent such excess is not more than 105% of the Foreign Borrower Sublimit or to the extent the aggregate revolving credit exposure under the Revolving Credit Facility is not more than 105% of the aggregate commitments thereunder and (ii) such excess will be calculated as of (a) the last business day of each calendar quarter, (b) any other business day at the Administrative Agent’s sole discretion during the continuation of an event of default and (c) each date of a borrowing request, interest election request and each request for the issuance, amendment, renewal or extension of any Letter of Credit.

The Term Loans shall be prepaid by amounts equal to:

(a) 100% of the net cash proceeds of any incurrence of debt after the Closing Date by the Company or any of its subsidiaries, other than certain indebtedness permitted under the Senior Secured Facilities Documentation.

(b) 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Company or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment) to be agreed upon.

(c) 50% of excess cash flow (to be defined) for each fiscal year of the Company (commencing with the fiscal year ending September 30, 2017), subject to step-downs based on achievement of total leverage tests to be mutually agreed upon.

Mandatory prepayments of the Term Loans shall be applied first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and second ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

Any Lender under the Term Loan Facility may elect not to accept its pro rata portion of any mandatory prepayment of the Term Loans (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Company.

IV.	Certain Conditions

Initial Conditions:

The availability of the Senior Secured Facilities on the Closing Date shall be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

	On-Going Conditions:	After the Closing Date, the making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects (or in all respects if qualified by material adverse effect or other materiality qualifier) of all representations and warranties in the Senior Secured Facilities Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

V.	Certain Documentation Matters

The Senior Secured Facilities Documentation shall contain the following representations, warranties, covenants and events of default:

Representations and Warranties:

Financial statements; no material adverse change; corporate existence; compliance with law and agreements; corporate power and authority; enforceability of Senior Secured Facilities Documentation; governmental approvals; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; creation, validity, perfection and priority of security interests; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; insurance; Closing Date solvency; security interest; PATRIOT Act, anti-corruption laws and sanctions; and no Borrower or Guarantor EEA financial institution.

Affirmative Covenants:

Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including implementation and maintenance of policies and procedures in respect of anti-corruption laws and sanctions) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; use of proceeds (including in respect of anti-corruption laws and sanctions); guarantor and collateral requirements; and use of commercially reasonable efforts to obtain and maintain public corporate credit and public corporate family ratings of the Term Loan Facility (but, in each case, not to maintain a specific rating).

Financial Covenants:

For purposes of the Revolving Credit Facility only, the Company will comply with the following financial covenants (the “Financial Covenants”):

•        Total Leverage Ratio. The Company shall maintain a ratio of consolidated total indebtedness to consolidated EBITDA of not more than a figure to be set at a 25% cushion to the financial model agreed upon by the Company and the Senior Lead Arrangers, with stepdowns to be agreed.

•        Interest Coverage Ratio.  The Company shall maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.50 to 1.00.

Financial Covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:

Limitations on: indebtedness; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions; provided that, acquisitions shall be permitted on a basis substantially consistent with that set forth in the Existing Credit Agreement; capital expenditures; optional payments and modifications of subordinated debt instruments; transactions with affiliates; sale and leasebacks; swap agreements; changes in fiscal year; restrictive agreements; changes in lines of business; and amendments to the Merger Agreement and related transaction documents.

Notwithstanding the foregoing, dividends and other payments in respect of equity interests will be permitted so long as, both immediately before and after giving effect (including pro forma effect) thereto, (i) no default or event of default has occurred and is continuing and (ii) either (x) the aggregate amount of such dividends and other payments during the term of the Senior Secured Facilities shall not exceed $30.0 million, (y) the Total Leverage Ratio shall not exceed 2.50 to 1.00 or (z) both (1) Total Leverage Ratio shall not exceed 4.50 to 1.00 and (2) the aggregate amount of such dividends and other payments shall not exceed an “available amount” basket equal to 50% of consolidated net income.

Events of Default:

Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five (5) business days; material inaccuracy of representations and warranties; Senior Secured Facilities Documentation ceasing to be in full force and effect or any party thereto so asserting; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); Senior Secured Facilities Documentation failing to create valid security interest in any Collateral purported to be covered thereby or any lien thereunder ceasing to be a perfected, first priority lien; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; and a change of control.

In addition, it shall be an event of default under the Credit Documentation if the Company (or any of its affiliates) fails to comply with the “market flex” provisions of the Arranger Fee Letter or the marketing or information provisions of the Commitment Letter (including, without limitation, implementing amendments to the Credit Documentation to reflect the terms of the “market flex” provisions of the Arranger Fee Letter).

Notwithstanding the foregoing, a breach of any Financial Covenant shall not constitute an Event of Default for purposes of the Term Loan Facility, and the Lenders under the Term Loan Facility will not be permitted to exercise any remedies with respect to an uncured breach of any Financial Covenant until the date, if any, on which the commitments under the Revolving Credit Facility have been terminated and/or the loans under the Revolving Credit Facility have been accelerated as a result of such breach.

Voting:

Amendments and waivers with respect to the Senior Secured Facilities Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity or amortization of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions and (ii) release of the Company as a guarantor and releases of all or substantially all of the Collateral or Guarantors.  Notwithstanding the foregoing, amendments and waivers of the Financial Covenants shall only require the approval of Lenders holding greater than 50% of the Revolving Credit Loans and unused commitments under the Revolving Credit Facility.

Assignments and Participations:

The Lenders shall be permitted to assign to certain eligible assignees (which shall exclude in all cases any Disqualified Lender) all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Administrative Agent (unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund), (c) each Issuing Lender, unless a Term Loan is being assigned and (d) the Swing Line Lender, unless a Term Loan is being assigned.  In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 in the case of a commitment under the Revolving Credit Facility and $1,000,000 in the case of a Term Loan, unless otherwise agreed by the Company and the Administrative Agent.

“Disqualified Lenders” means (a) entities that are specifically identified by the Company to the Administrative Agent in writing prior to the Signing Date, or after the Signing Date and prior to the Closing Date with the reasonable consent of the Senior Lead Arrangers, (b) entities that are reasonably determined by the Company to be competitors of the Company or its subsidiaries (including the Target and its subsidiaries) and which are specifically identified by the Company to the Administrative Agent in writing prior to the Closing Date (“Competitors”) and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ affiliates to the extent such affiliates (x)(i) are clearly identifiable as affiliates based solely on the similarity of such affiliates’ names and (ii) are not bona fide debt investment funds or (y)(i) upon reasonable notice to the Administrative Agent after the Closing Date, are identified as affiliates in writing after the Closing Date in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective three (3) business days after delivery to the Administrative Agent and the Lenders, but which shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans and (ii) are not bona fide debt investment funds; provided that no supplements shall be made to the “Disqualified Lender” list from and including the date of the launch of primary syndication of the Credit Facilities through and including the Syndication Date.  The  list of Disqualified Lenders (as updated from time to time) shall be made available to the Lenders and to potential Lenders.

The Lenders shall also be permitted to sell participations in their Loans.  Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above.  Pledges of Loans in accordance with applicable law shall be permitted without restriction.  Promissory notes shall be issued under the Senior Secured Facilities only upon request.

The Senior Secured Facilities Documentation shall provide that Term Loans may be purchased by and assigned to the Company or any subsidiary thereof through (a) Dutch auctions open to all Term Lenders on a pro rata basis in accordance with customary procedures to be mutually agreed and/or (b) open market purchases on a non-pro rata basis, in each case on terms and conditions to be agreed.  Any Term Loans assigned to or purchased by the Company or any subsidiary thereof shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company or such subsidiary.

Yield Protection:

The Senior Secured Facilities Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:

The Company shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Commitment Parties and their respective affiliates associated with the syndication of the Senior Secured Facilities and the preparation, execution, delivery and administration of the Senior Secured Facilities Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction to the Administrative Agent and the Commitment Parties and their respective affiliates, in each case for all such parties taken together) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders taken as a whole, (and, in light of actual or potential conflicts of interest or the availability of different claims or defenses (as reasonably determined by the affected party), one additional firm of counsel to each group of similarly affected parties)) in connection with the enforcement of the Senior Secured Facilities Documentation.

The Administrative Agent, the Commitment Parties, the Lenders and their affiliates and the respective officers, directors, employees, advisors and agents of such persons will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified party).

Defaulting Lenders:	The Senior Secured Facilities Documentation will contain the Administrative Agent’s customary provisions in respect of defaulting lenders.

EU Bail-In:	The Senior Secured Facilities Documentation will contain the Administrative Agent’s customary provisions in respect of EU “Bail-In” matters.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Senior Lead Arrangers:	Latham & Watkins LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrowers may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin (solely in the case of Loans denominated in U.S. Dollars); or

the Adjusted LIBO Rate (or the CDOR Rate in the case of Revolving Credit Loans denominated in Canadian Dollars) plus the Applicable Margin;

provided, that all Swing Line Loans shall bear interest based upon the ABR.

As used herein:

“ABR” means the greatest of (i) the rate of interest publicly announced by JPMorgan as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the NYFRB Rate from time to time (but not less than zero) plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 1%; provided that, with respect to the Term Loan Facility, ABR will be deemed to be not less than 2.0% per annum.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities; provided that, with respect to the Term Loan Facility, the Adjusted LIBO Rate will be deemed to be not less than 1.0% per annum.

“Applicable Margin” means (a) with respect to Revolving Loans, a percentage determined in accordance with the pricing grid attached hereto as Annex I-A and (b) with respect to Term Loans, (i) 3.75% in the case of ABR Loans and (ii) 4.75% in the case of Eurocurrency Loans.

“CDOR Rate” means the annual rate (but not less than zero) determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for bankers’ acceptances displayed on the Reuters Screen CDOR Page (in each case, for one, two, three or six months (as selected by the applicable Borrower)).

“NYFRB Rate” means the greater of (i) the federal funds effective rate and (ii) the overnight bank funding rate.

“LIBO Rate” means the rate (but not less than zero) at which eurocurrency deposits in the London interbank market for one, two,

I-B-1

three or six months (as selected by the Company) are quoted on the applicable Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate or the CDOR Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Company shall pay a commitment fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the average daily unused amount of the Revolving Credit Facility, payable quarterly in arrears. For purposes of calculating the commitment fee, Swing Line Loans shall not be considered usage of the Revolving Credit Facility.

Letter of Credit Fees:

The Company shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders under the Revolving Credit Facility (including the Administrative Agent in its capacity as a Lender) and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the relevant Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to each Issuing Lender for its own account.

Default Rate:

At any time when any Borrower is in default in the payment of any amount of principal due under the Senior Secured Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or (i) 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate and Revolving Credit Loans bearing interest based upon the CDOR Rate and (ii) if relevant, 365 days in the case of Eurocurrency Loans denominated in Pounds Sterling) for actual days elapsed.

I-B-2

Annex I-A

Revolving Credit Facility Pricing Grid

Pricing Level	Total Leverage Ratio	Commitment Fee	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Level I	< 1.50 to 1.00	0.25%	2.50%	1.50%
Level II	> 1.50 to 1.00 but < 2.00 to 1.00	0.25%	3.00%	2.00%
Level III	> 2.00 to 1.00 but < 2.50 to 1.00	0.30%	3.25%	2.25%
Level IV	> 2.50 to 1.00 but < 3.00 to 1.00	0.35%	3.50%	2.50%
Level V	> 3.00 to 1.00 but < 3.50 to 1.00	0.40%	3.75%	2.75%
Level VI	> 3.50 to 1.00	0.50%	4.00%	3.00%

If at any time the Borrowers fails to deliver the quarterly or annual financial statements or certificates required under the Senior Secured Facilities Documentation on or before the date such statements or certificates are due, Pricing Level VI shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Pricing Level VI shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Company’s first full fiscal quarter ending after the Closing Date and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

I-A-B-1

Exhibit C

PROJECT NICKEL
BRIDGE FACILITY
Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Bridge Facility. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A, B and D attached thereto.

1. PARTIES

Borrower:	MTS Systems Corporation (the “Borrower”).

Guarantors:	Each of the domestic subsidiary Guarantors (as defined in Exhibit B) under the Senior Secured Facilities will guarantee all obligations under the Bridge Facility.

The guarantees of the Initial Bridge Loans (as defined below) and the Extended Term Loans (as defined below) shall rank pari passu with all senior indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Joint Lead Arrangers and Joint Bookrunners:	JPMorgan Chase Bank, N.A. (“JPMorgan”) and Wells Fargo Securities, LLC (in such capacities, the “Bridge Lead Arrangers”).

Administrative Agent:	JPMorgan (in such capacity, the “Administrative Agent”) will act as the Administrative Agent for the Lenders holding the Initial Bridge Loans from time to time.

Co-Documentation Agents:	U.S. Bank National Association and HSBC Bank USA, N.A.

Syndication Agent:	Wells Fargo Bank, N.A.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Bridge Lead Arrangers (collectively, the “Lenders”).

2. TYPE AND AMOUNT OF BRIDGE FACILITY

Initial Bridge Loans:

The Lenders will make senior unsecured loans (the “Initial Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed $250.0 million less the amount of gross proceeds from the issuance of any Senior Notes and Securities (and, if applicable, less any gross cash proceeds from the (x) issuance of equity securities of the Company for the purpose of financing the Acquisition or paying other Transaction Costs (as defined below) and (y) funding of loans under the

Term Loan Facility on the Closing Date in excess of the commitments in respect of the Term Loan Facility).

Availability:	The Lenders will make the Initial Bridge Loans on the Closing Date.

Use of Proceeds:	The proceeds of the Initial Bridge Loans will be used to finance the Acquisition and pay other Transaction Costs.

Maturity/Exchange:

The Initial Bridge Loans will initially mature on the first anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), with such maturity to be extended as provided below. If any of the Initial Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date and no bankruptcy (with respect to the Borrower) event of default then exists, such Initial Bridge Loans shall automatically be extended to the 8th anniversary of the Closing Date (the “Extended Term Loans”). The Lenders in respect of such Extended Term Loans will have the option at any time or from time to time after the Initial Bridge Loan Maturity Date to receive Exchange Notes (the “Exchange Notes”) in exchange for such Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that a Lender may not elect to exchange its outstanding Extended Term Loans for Exchange Notes unless the conditions set forth in Annex I under “Principal Amount” have been satisfied.

The Initial Bridge Loans, the Extended Term Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:

Initially, on and prior to the Initial Bridge Loan Maturity Date, the Initial Bridge Loans will accrue interest at a rate per annum equal to the Adjusted LIBOR (as defined below) plus 850 basis points (the “Initial Margin”). The Initial Margin will increase by an additional 50 basis points on the date that is 90 days after the Closing Date and an additional 50 basis points for each additional 90 days thereafter; provided that at no time shall the interest rate in effect on the Initial Bridge Loans exceed the Bridge Cap (as defined in the Arranger Fee Letter). At any time when the Borrower is in default in the payment of any amount under the Bridge Facility, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at the rate provided for Exchange Notes in Annex I hereto.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

“Adjusted LIBOR” for each three-month period after the Closing Date, means the greater of (i) 1.00% and (ii) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for such three-month period appearing on the LIBOR01 Page published by Reuters two business days prior to the commencement of such period.

Interest will be payable (or shall accrue) in arrears, (a) for the Initial Bridge Loans, at the end of each three-month period after the Closing Date and on the Initial Bridge Loan Maturity Date, and (b) for the Extended Term Loans, semi-annually, commencing on the date that is six months after the Initial Bridge Loan Maturity Date and on the final maturity date.

3. CERTAIN PAYMENT PROVISIONS

Optional Prepayment:

The Initial Bridge Loans may be prepaid, in whole or in part in minimum amounts to be agreed, at the option of the Borrower, at any time upon three (3) business days’ prior notice, at par plus accrued and unpaid interest.

Mandatory Redemption:

The Borrower will be required to prepay Initial Bridge Loans on a pro rata basis, at par plus accrued and unpaid interest, in each case subject to exceptions and baskets to be agreed that are not less favorable than those applicable to the Senior Secured Facilities, from 100% of (i) net cash proceeds of the issuance of the Senior Notes and (less the amount required, if any, to repay the Senior Secured Facilities) any other indebtedness, (ii) net cash proceeds from any issuance of equity, and (iii) net cash proceeds of all non-ordinary course asset sales or dispositions (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries in excess of amounts either reinvested in accordance with the Senior Secured Facilities or required to repay the Senior Secured Facilities.

The Borrower will also be required to make a mandatory offer to prepay Initial Bridge Loans following the occurrence of a change of control (to be defined) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

4. CERTAIN CONDITIONS

Conditions Precedent:	The availability of the Bridge Facility on the Closing Date will be subject only to the conditions precedent set forth in Section 6 of the Commitment Letter and on Exhibit D to the Commitment Letter.

5. DOCUMENTATION

Bridge Credit Documentation:

The definitive documentation for the Bridge Facility (the “Bridge Credit Documentation”) shall contain those terms and conditions usual for facilities and transactions of this type as may be reasonably agreed by the Bridge Lead Arrangers and the Lenders.

Representations and Warranties:

Usual for facilities and transactions of this type, and others as reasonably agreed by the Bridge Lead Arrangers and the Lenders and consistent, to the extent applicable, with those in the Senior Secured Facilities Documentation.

Covenants:

The Bridge Credit Documentation will contain such affirmative and negative covenants (but not financial maintenance covenants) as are usual and customary for bridge loan financings of this type; prior to the Initial Bridge Loan Maturity Date, certain covenants of the Initial Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Bridge Lead Arrangers and the Borrower.

Events of Default:

Usual for facilities and transactions of this type, and others as reasonably agreed by the Bridge Lead Arrangers and the Borrower. Following the Initial Bridge Loan Maturity Date, the events of default relevant to the Initial Bridge Loans will automatically be modified so as to be consistent with the Exchange Notes.

Voting:

Amendments and waivers of the Bridge Credit Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rate or spreads, (ii) except as provided under “Maturity/Exchange” above, extensions of the Initial Bridge Loan Maturity Date and (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages set forth in the definition of “required lenders” or any similar defined term, (ii) modifications to the mandatory prepayment provisions and (iii) releases of any significant Guarantor.

Assignment and Participation:

Subject to the prior approval of the Administrative Agent, the Lenders will have the right to assign Initial Bridge Loans and commitments (other than to Disqualifier Lenders) without the consent of the Borrower; provided that prior to the Initial Bridge Loan Maturity Date, the consent of the Borrower shall be required with respect to any assignment that would result in JPMorgan and its affiliates collectively holding less than 50.1% of the aggregate outstanding principal amount of Initial Bridge Loans. Assignments will be by novation that will release the obligation of the assigning Lender.

The Lenders will have the right to participate their Initial Bridge Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Yield Protection:	Substantially similar to those contained in the Senior Secured Facilities.

Expenses and Indemnification:

The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Commitment Parties associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction to the Administrative Agent and the Commitment Parties and their respective affiliates, in each case for all such parties taken together) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of one primary counsel and one local counsel in each applicable jurisdiction for the Administrative Agent and the Lenders (and, in light of actual or potential conflicts of interest or the availability of different claims or defenses (as reasonably determined by the affected party), one additional firm of counsel to each group of similarly affected parties)) in connection with the enforcement of the Bridge Credit Documentation.

The Administrative Agent, the Commitment Parties and the Lenders (and their respective affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses (including reasonable and documented legal expenses of (x) one primary counsel and one local counsel in each applicable jurisdiction, in each case for the indemnified persons taken as a whole and (y) one additional counsel for each affected indemnified person in light of actual or potential conflicts of interest or the availability of different claims or defenses) incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence or willful misconduct of the relevant indemnified person (or its related parties), in each case as determined by a final, nonappealable judgment by a court of competent jurisdiction.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Bridge Lead Arrangers:	Latham & Watkins LLP.

Annex I to Exhibit C

Summary of Terms and Conditions
of Exchange Notes and Extended Term Loans

Capitalized terms used but not defined herein have the meanings set forth or referred to in the Exhibit C to which this Annex I is attached.

Issuer:	The Borrower (in its capacity as issuer, the “Issuer”) will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”).

Guarantors:	Same as the Initial Bridge Loans.

The guarantees of the Exchange Notes shall rank pari passu with all senior indebtedness and shall rank senior to all subordinated indebtedness of such Guarantors.

Principal Amount:

The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Initial Bridge Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged, and any accrued interest then not due will be carried over. In the case of the initial exchange by Lenders, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes shall not be less than $100.0 million.

Maturity:	The Exchange Notes and the Extended Term Loans will mature on the 8th anniversary of the Closing Date.

Interest Rate:	The Exchange Notes and the Extended Term Loans will bear interest at a rate equal to the Bridge Cap.

At any time when the Borrower is in default in the payment of any amount under the Exchange Notes or Extended Term Loans, such overdue amount shall bear interest at 2.00% per annum above the rate otherwise applicable thereto.

Interest will be payable in arrears semi-annually commencing on the date that is six months following the Initial Bridge Loan Maturity Date and on the final maturity date.

Optional Redemption:

Subject to the following paragraph, the Extended Term Loans and the Exchange Notes may be redeemed, in whole or in part, at the option of the Issuer, at any time at par plus accrued and unpaid interest to the redemption date.

The Exchange Notes will be (a) non-callable for the first three years from the Closing Date (subject to a 35% equity clawback within the first three years after the Initial Bridge Loan Maturity

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Date and make-whole provisions); and (b) thereafter, callable or prepayable at par plus accrued interest plus a premium equal to 75% of the coupon in effect on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the date of such sale to zero two years prior to the maturity of the Exchange Notes.

Notwithstanding the foregoing, any Exchange Notes held by JPMorgan or its affiliates (other than Asset Management Affiliates (as defined in the Arranger Fee Letter) and Exchange Notes held for purposes of market making activities) may be repaid, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repurchase the Exchange Notes and repay the Extended Term Loans upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Exchange Notes and at 100% of the principal amount of such Extended Term Loans, as applicable, in each case plus accrued and unpaid interest) and upon certain asset sales, subject to provisions for customary reinvestment and prepayment of other debt (which offer shall be at 100% of the principal amount of such Exchange Notes or Extended Term Loans, as applicable, in each case plus accrued and unpaid interest).

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Covenants:	Customary for high yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.

Events of Default:	Customary for high yield senior debt offerings, subject to modifications to reflect current market conditions and other changes to be mutually agreed.

Governing Law and Forum:	New York.

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Exhibit D

PROJECT NICKEL
Conditions

The availability and initial funding of the Credit Facilities shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject to the Limited Conditionality Provision).  Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit D is attached and in Exhibits A, B and C thereto.

1.             Each party thereto shall have executed and delivered the Credit Documentation on terms consistent with the Commitment Letter, and the Administrative Agent shall have received:

a.              customary closing certificates, corporate and organizational documents, good standing certificates and customary legal opinions; and

b.              a certificate from the chief financial officer of the Company, in the form attached as Annex I to this Exhibit D, certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

2.             Substantially concurrently with the initial fundings contemplated by the Commitment Letter, (a) as a condition to the funding of the Senior Secured Facilities, the Company shall have received $250.0 million in aggregate gross cash proceeds from the issuance of the Senior Notes (and any Securities) and/or the borrowing of the Initial Bridge Loans under the Bridge Facility (and, if applicable, any gross cash proceeds from the issuance of equity in the Company used to finance the Acquisition and pay other Transaction Costs) and (b) as a condition to the funding of the Bridge Facility, the Company shall have received $390.0 million in gross proceeds from the borrowing of the Term Loans under the Senior Secured Facilities.

3.             On the Closing Date, after giving effect to the Transactions, neither the Company nor any of its subsidiaries (including, for the avoidance of doubt, the Target and its subsidiaries) shall have any indebtedness for borrowed money other than the Credit Facilities, Permitted Surviving Debt and certain other indebtedness to be mutually agreed upon.  The Administrative Agent shall have received reasonably satisfactory evidence of repayment of all indebtedness to be repaid on the Closing Date and the discharge (or the making of arrangements for discharge) of all liens securing any assets or property of the Company and its subsidiaries (including the Target and its Subsidiaries) other than liens permitted to remain outstanding under the Credit Documentation.

4.             The Acquisition shall, substantially concurrently with the initial funding of the Credit Facilities, be consummated pursuant to the Merger Agreement, and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Merger Agreement, in any way that is materially adverse to the Lenders in their capacities as such (it being understood and agreed that (a) amendments, waivers and other changes to the definition of “Material Adverse Effect” (or other term of similar import), and consents and requests given or made pursuant to such definition shall in each case be deemed to be materially adverse to the Lenders, and (b) any modification, amendment or express waiver or consents by you that results in (x) an increase to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such increase is funded solely with a public issuance of common equity of the Company and (y) a decrease to the purchase price shall be deemed to not be materially adverse to the Lenders so long as such reduction is allocated first, to reduce the commitments under the Bridge Facility and second to reduce commitments under the Senior Secured Facilities (pro rata as between the Revolving Credit Facility and the Term Loan Facility) without the prior written consent of the Commitment Parties (not to be unreasonably withheld, conditioned or delayed).

5.             The closing and effectiveness of, and initial funding under, the Credit Facilities shall have occurred on or before the Expiration Date.

6.             The Commitment Parties shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and its subsidiaries and the Target and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and its subsidiaries and the Target and its subsidiaries, for each subsequent fiscal quarter ended at least 60 days before the Closing Date; provided that filing of the required financial statements on form 10-K and/or form 10-Q by the Company or the Target will satisfy the foregoing requirements.

7.             As a condition to the availability of the Bridge Facility, (a) the Investment Bank (as defined in the Arranger Fee Letter referred to in the Commitment Letter) shall have received, not later than 15 business days prior to the Closing Date, a customary offering memorandum, including financial statements, pro forma financial statements, business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act of 1933, which is understood not to include consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions), to consummate the offering of the Senior Notes that would allow the auditors of each of the Company and the Target to issue customary comfort letters (including customary “negative assurance” comfort) upon completion of customary procedures in connection with the offering of the Senior Notes (and the Company shall have made all commercially reasonable efforts to provide the Investment Bank with drafts of such customary comfort letters), and (b) such Investment Bank shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days upon receipt of the information described in clause (a) (such information, the “Required Information”), to seek to place the Senior Notes with qualified purchasers thereof, which period shall exclude certain market holiday related “blackout” periods as reasonably determined by the Lead Arrangers.  If the Company reasonably believes it has delivered the Required Information, the Company may deliver to the Lead Arrangers a written notice to that effect (stating when the Company reasonably believes it completed such delivery).  The notice delivered by the Company will be effective to start the Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless on or prior to the second business day following delivery of the Company’s notice, the Lead Arrangers deliver written notice to the Company stating that they do not believe the Company has delivered the Required Information and specifying in reasonable detail the Required Information that has not been received (provided that delivery of such written notice from the Lead Arrangers to the Company will not prejudice the Company’s right to assert that the Required Information has, in fact, been delivered).

8.             The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Closing Date, prepared after giving effect to the Transactions (including the acquisition of the Target) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

9.             (a) Each of the Merger Agreement Representations shall be true and correct; and (b) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier).

10.          The Administrative Agent shall have received, at least 2 business days prior to the Closing Date, all documentation and other information about the Company and the Guarantors as shall have been reasonably requested in writing by either Administrative Agent or by the Lead Arrangers at least 10 days prior to the Closing Date and required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.          All fees and expenses due and payable to the Commitment Parties and the Lenders and required to be paid on or prior to the Closing Date shall have been paid or shall have been authorized to be deducted from the proceeds of the initial fundings under the Credit Facilities, so long as any such fees or expenses not expressly set forth in the Fee Letters have been invoiced not less than two (2) business day prior to the Closing Date (except as otherwise reasonably agreed by the Company).

12.          Subject to the Limited Conditionality Provision, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under the Credit Documentation) in the Collateral shall have been taken.

13.          The Lead Arrangers (a) shall have received one or more customary confidential information memoranda and other marketing material customarily used for the syndication of the Credit Facilities and (b) shall have been afforded a reasonable period of time to syndicate the Credit Facilities, which in no event shall be less than 15 consecutive business days from the date of delivery of the confidential information memorandum to the Lenders, which period shall exclude certain market holiday related “blackout” periods as reasonably determined by the Lead Arrangers.

14.          Except as set forth in the Schedules, and except for any transactions contemplated by the Merger Agreement and the other Covered Agreements, since the date of the Reference Balance Sheet there shall not have been any Material Adverse Effect.  For purposes hereof, “Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has had or would be reasonably expected to have a material adverse effect on:

a. the business, assets, Liabilities, results of operations or financial condition of the Target and its Subsidiaries taken as a whole; or

b. the ability of the Target to consummate the transactions contemplated by the Merger Agreement; provided, however, only with respect to clause (a) above, that “Material Adverse Effect” does not include any event, occurrence, fact, condition or change, directly or indirectly, to the extent arising out of or attributable to:

(1)                                 any change in general economic or political conditions;

(2)                                 any change in conditions generally affecting the industries in which the Target or any Subsidiary operates;

(3)                                 any change in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates;

(4)                                 any act of war (whether or not declared), armed hostility or terrorism, or the escalation or worsening thereof, any natural or man-made disaster or acts of God (provided that, the exception in this clause (4) shall not apply to any of the foregoing that causes any material damage or destruction to or renders unusable any facility or asset of the Target or its Subsidiaries);

(5)                                 any action required or permitted by the Merger Agreement or any other Covered Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company, including, in both cases, with respect to the Debt Financing;

(6)                                 any change in Applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof;

(7)                                 the announcement, pendency or completion of the transactions contemplated by the Merger Agreement or any other Covered Agreement, including with respect to the Debt Financing, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Target and/or its Subsidiaries, or any communication by the Company or any of its Affiliates regarding their plans or intentions with respect to the post-Closing conduct of the business or assets of the Target or its Subsidiaries (provided that, the exception in this clause (7) shall not obviate a breach of Section 3.4 of the Merger Agreement to the extent that the purpose thereof is to address the consequences resulting from the announcement, pendency or completion of the transactions contemplated by the Merger Agreement);

(8)                                 any act or omission of the Company or Merger Sub or their respective Affiliates or Representatives after the date of the Merger Agreement (other than any act or omission specifically contemplated thereunder); or

(9)                                 any failure of the Target and/or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (but not the underlying cause thereof);

except, in the case of any of the foregoing clauses (1) through (3), and clause (6), to the extent such event, occurrence, fact, condition or change disproportionately and materially adversely affects (but only to the extent of such disproportionate material adverse effect) the Target and its Subsidiaries, taken as a whole, relative to other companies of similar size in the industries in which the Target and the Subsidiaries operate.

Capitalized terms used in this paragraph 14 but otherwise not defined herein shall have the meaning set forth in the Merger Agreement.

Annex I to Exhibit D

FORM OF SOLVENCY CERTIFICATE

[          ], 20[  ]

This Solvency Certificate is being executed and delivered pursuant to Section [  ] of the Credit Agreement (the “Credit Agreement”), dated as of [      ], 20[  ], among MTS Systems Corporation (the “Company”), the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.

I, [          ], the chief financial officer of the Company, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Company and that I am generally familiar with the businesses and assets of the Company and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Credit Agreement.

I further certify, solely in my capacity as chief financial officer of the Company, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Company and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Company and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets of the Company and its Subsidiaries, taken as a whole; (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company and its Subsidiaries, taken as a whole, contemplated on the date hereof and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:	Chief Financial Officer

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